Contact:
Jack Ross, Chairman / CEO
Synergy Strips
Jack@synergystrips.com
615-939-9004

Synergy Strips Corp. Acquires Assets of America’s No.1

Brain Health Supplement, FOCUSfactor

SANTA MONICA, CA (January 26, 2015) —Synergy Strips Corp. (OTCQB:SNYR) (“Synergy”), a company that markets and distributes consumer products primarily in the health and wellness industry, today announced the acquisition of the FOCUSfactor® brand, America’s No.1 brain health supplement, from Factor Nutrition Labs, LLC. Knight Therapeutics Inc. (TSX:GUD), through one of its wholly owned subsidiaries (“Knight”), financed the transaction with a $6 million secured loan. FOCUSfactor is sold at retail stores including Costco, Sam’s Club, Walmart, Walgreens, CVS and The Vitamin Shoppe.

“We are pleased to sell the FOCUSfactor brand to Synergy,” said Paul Levinsohn, a principal of Factor Nutrition Labs, LLC. “We have spent the past six years focused on clinical study substantiation and expansion of FOCUSfactor in the retail sector. We believe it is the perfect time for Synergy to take FOCUSfactor to the next level of consumer awareness.”

Under the terms of the agreement, the secured loan will bear interest at 15 percent per annum, plus other considerations. The interest rate will decrease to 13 percent provided Synergy meets specified equity-fundraising targets. In January 2017, the loan matures and may be extended for up to an additional two years if revenue and profitability milestones are met.

“We are pleased to support Synergy in their acquisition of FOCUSfactor and look forward to this partnership with an alert partner,” said Jonathan Ross Goodman, director of Knight.

Synergy’s acquisition of the FOCUSfactor brand comes after a rare achievement in the nutritional supplement category – a patent on the product’s proprietary formulation. In December 2012, the United States Patent and Trademark Office issued U.S. Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement.

The issuance of the patent for FOCUSfactor came after a 2011 clinical study report which showed that FOCUSfactor improves memory, concentration and focus in healthy adults. The clinical study of FOCUSfactor was sponsored by Factor Nutrition Labs and was conducted by Cognitive Research Corporation, a full-service contract research organization that specializes in the effects of nutritional supplements and pharmaceutical products on human cognition. The study was conducted in compliance with all applicable country requirements for the conduct of clinical studies, including those outlined by the International Conference on Harmonization, Consolidated Guidelines on Good Clinical Practices, and the Food and Drug Administration.

“We are thrilled to add the FOCUSfactor brand to our developing portfolio of best-in-class consumer brands. We intend to build on the product’s proven success and retail strategy,” said Jack Ross, CEO of Synergy. “We are also pleased to partner with a successful lender with a track record of helping to build solid companies.”

About Synergy Strips Corp.

Synergy Strips Corp. (OTCQB:SNYR) is a U.S. company that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisitions.

About FOCUSfactor®

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, Walmart, Walgreens and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults.

About Knight Therapeutics Inc.

Knight Therapeutics Inc., headquartered in Montreal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. Knight’s shares trade on the TSX under the symbol GUD. Visit: www.gud-knight.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to integrate the FOCUSfactor product line into its current operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s’ dependence on its license relationships; the risks and uncertainties associated with Synergy’s ability to manage its limited cash resources; obtaining additional financing to support Synergy’s operations; protecting the intellectual property developed by or licensed to Synergy for FOCUSfactor; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.